UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): September 3, 2014

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 8, 2014, Melissa A. Debes, currently Corporate Controller of Hanger, Inc. (the “Company”), has been appointed Vice President and Chief Accounting Officer of the Company.  Ms. Debes will also serve as the principal accounting officer of the Company for financial reporting purposes with the Securities and Exchange Commission.

Ms. Debes, who is 53, joined the Company in March 2014 as Corporate Controller. Between January 2013 and August 2013, she served as Chief Financial Officer for InReach, Inc., a software company specializing in online educational software for professional continuing education and training.  Between June 2012 and November 2012, she served as Interim Chief Accounting Officer at Valerus Oil & Gas Services, a worldwide provider of oil and gas equipment, operations and services. Between July 2011 and October 2011, Ms. Debes served as Chief Accounting Officer at ENER1, Inc., a business specializing in developing energy storage technology.  From 2001 through March 2010, Ms. Debes served as Corporate Vice President of Finance in Planning & Analysis, Product Group and Technology Finance and in various other roles of increasing responsibility at Advanced Micro Devices, a global technology company dedicated to computing and graphic products. Prior to her time at Advanced Micro Devices, Ms. Debes spent 15 years leading finance in various positions at Motorola.

Ms. Debes holds a Bachelor of Science degree in Finance from Arizona State University and a Master of Business Administration from the Thunderbird School of Global Management.  Ms. Debes brings more than 30 years’ experience in financial management, driving profitability, cost reduction and improving financial performance.  Her extensive background includes GAAP technical roles with public companies as well as finance positions involving forecasting, analysis and strategic planning.

There is no arrangement or understanding between Ms. Debes and any other person pursuant to which Ms. Debes was appointed as an officer of the Company, and there are no transactions in which Ms. Debes has an interest requiring disclosure under Item 404(a) of Regulation S-K.  No director or executive officer of the Company has any family relationship with Ms. Debes.

In connection with Ms. Debes’ appointment as Vice President and Chief Accounting Officer of the Company, Ms. Debes entered into an employment and non-competition agreement with the Company and Hanger Prosthetics & Orthotics, Inc. (dba Hanger Clinic), dated as of August 25, 2014 (the “Agreement”), which provides for a commencement date of September 8, 2014 and the continued employment of Ms. Debes unless the Agreement is terminated by either party pursuant to the terms therein.  The Agreement provides that Ms. Debes will receive a base salary of $300,000 and is eligible to receive an annual bonus compensation with a target amount equal to forty percent (40%) of Ms. Debes’ base salary.  The Agreement provides that Ms. Debes will receive a special, one-time grant equal of 5,000 restricted shares of the Company’s stock within thirty days of the date of the Agreement.

The Agreement entitles Ms. Debes to certain perquisites that have been offered to her to complete her overall annual compensation package, including a monthly automobile allowance. The Agreement also contains severance, termination and non-compete and non-solicitation provisions that are consistent with the terms provided to other similarly situated Company officers.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

The Company issued on September 3, 2014 a press release announcing Ms. Debes’s appointment as Chief Accounting Officer of the Company, which press release is filed herewith as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d) The following exhibits are being filed with this Current Report on Form 8-K:

10.1                        Employment and Non-Compete Agreement, by and between Melissa A. Debes and Hanger Prosthetics & Orthotics, Inc., dated as of August 25, 2014.

99.1                        Press release of Hanger, Inc. issued on September 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated: September 3, 2014

HANGER, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit Number	Description
10.1	Employment and Non-Compete Agreement, by and between Melissa A. Debes and Hanger Prosthetics & Orthotics, Inc., dated as of August 25, 2014.

99.1	Press release of Hanger, Inc. issued on September 3, 2014.